Madison Funds

Amended and Restated
Plan for Multiple Classes of Shares MMF - Rule 18f-3 Plan
Effective as of August 6, 2020

A.
Madison Funds (the “Trust”) is a diversified, open-end management investment company registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “Act”). The Trust is organized as a statutory trust pursuant to the laws of the state of Delaware.

B.
The Declaration of Trust of the Trust (the “Declaration of Trust”) authorizes the Trust to issue multiple series of shares of beneficial interest, each of which represents a fractional undivided interest in a separate investment portfolio (a “Fund”). The Declaration of Trust also authorizes the Trust to divide each series of shares into multiple classes. The Trust hereby establishes six classes of shares: Class A, Class B, Class C, Class Y, Class I and Class R6. As described in more detail below: Class A shares are subject to a front-end sales charge (except for the money market fund), an asset-based shareholder service fee (except for the money market fund), and on purchases of over $1,000,000, a contingent deferred sales charge (“CDSC”); Class B shares are subject to an asset-based distribution fee, an asset-based shareholder service fee (except for the money market fund), and a CDSC; Class C shares are subject to an asset-based distribution fee, an asset-based shareholder service fee, and a CDSC; Class Y shares are not subject to any of the above mentioned fees and are generally only available to select investors; Class I shares are not subject to any of the above mentioned fees and are generally only available to investors making an initial minimum investment of $250,000; and Class R6 shares are not subject to any of the above mentioned fees and are intended primarily for the institutional and retirement plan marketplace with an initial minimum investment of $500,000.

C.	This Amended and Restated Plan for Multiple Classes of Shares (the “Plan”) is a plan as contemplated by Rule l8f-3(d) under the Act.

D.
The Board of Trustees of the Trust (the “Board”), including a majority of the trustees who are not interested persons of the Trust (as defined in Section 2(a)(19) of the Act), have approved and adopted the Plan for each Fund and determined that the Plan is or will be: (i) in the best interests of the holders of Class A, Class B, Class C, Class Y, Class I and Class R6 shares of each series; and (ii) in the best interests of the Trust as a whole.

E.
The Plan will remain in effect until such time as the Board terminates the Plan or makes a material change to the Plan. Any material change to the Plan must be approved by the Board, including a majority of the trustees who are not interested persons of the Trust, as being in the best interests of each series and class of shares to which such change would apply and the Trust as a whole.

SECTION I
Classes, Sales Loads, Distribution Fees and Shareholder Services Fees

1.1
Class A Shares. Class A shares are sold or otherwise offered through MFD Distributor, LLC (“MFD”), or other registered broker-dealers authorized by MFD, and other than the Government Money Market Fund, charge a front-end sales charge or load calculated as a percentage of the offering price at the time of purchase, as set forth in the Trust’s currently effective prospectus (the “Prospectus”).

Class A shares also support an asset-based shareholder service fee equal to 0.25% of the average daily net assets of each Fund, other than the Government Money Market Fund, attributable to Class A shares on an annual basis (this charge is more fully described in the service plan adopted by the Board pursuant to Rule 12b-l under the Act).
As described in the Prospectus, Class A shares may be purchased without front-end sales charges by certain specified individuals and institutions, and in certain specified transactions. Class A shares may also be purchased pursuant to the Trust’s Rights of Combination, Rights of Accumulation or Letter of Intent programs, as described in the Prospectus.

1.2
Class B Shares. Class B shares are sold or otherwise offered through MFD, or other registered broker-dealers authorized by MFD, at their net asset value without the imposition of a sales charge at the time of purchase, but may be subject to a CDSC at the time of redemption (as explained in more detail below). Class B shares also support: (1) an asset-based distribution fee (as provided for by a distribution plan adopted by the Board pursuant to Rule l2b-l under the Act) equal to 0.75% of the average daily net assets of each Fund attributable to Class B shares on an annual basis and (2) an asset-based shareholder service fee equal to 0.25% of the average daily net assets of each Fund (other than the Government Money Market Fund) attributable to Class B shares on an annual basis.

At redemption, the amount of a CDSC, if any, charged to a holder of Class B shares depends upon the number of months or years that have elapsed since the holder purchased the shares, and is calculated as described in the Prospectus. In determining whether a CDSC is payable, the Trust will comply with the provisions of Rule 6c-l0 under the Act as currently adopted. Under Rule 6c-l0, no CDSC is imposed with respect to: (1) the portion of redemption proceeds attributable to the increase in the value of an account above the net cost of the investment due to increases in the net asset value per share of Class B shares; (2) Class B shares acquired through reinvestment of income dividends or capital gain distributions; or (3) Class B shares held for more than six years after purchase for shares purchased on or after February 28, 2003.

1.3
Class C Shares. Class C shares are sold or otherwise offered through MFD, or other registered broker-dealers authorized by MFD, at their net asset value without the imposition of a sales charge at the time of purchase, but may be subject to a CDSC at the time of redemption (as explained in more detail below). Class C shares also support: (1) an asset-based distribution fee (as provided for by a distribution plan adopted by the Board pursuant to Rule l2b-l under the Act) equal to 0.75% of the average daily net assets of each Fund attributable to Class C shares on an annual basis and (2) an asset-based shareholder service fee equal to 0.25% of the average daily net assets of each Fund attributable to Class C shares on an annual basis.

For Class C shares, a CDSC of 1% may be charged on shares sold within one year of purchase. The amount of the CDSC is calculated as described in the Prospectus.
In determining whether a CDSC is payable, the Trust will comply with the provisions of Rule 6c-10 under the Act as currently adopted. Under Rule 6c-l0, no CDSC is imposed with respect to: (1) the portion of redemption proceeds attributable to the increase in the value of an account above the net cost of the investment due to increases in the net asset value per share of Class C shares; (2) Class C shares acquired through reinvestment of income dividends or capital gain distributions; or (3) Class C shares held for more than one year after purchase.

1.4
Class Y Shares. Class Y shares are sold without the imposition of a sales charge and do not support an asset-based shareholder service or distribution fee. Class Y shares are only available for purchase as follows: (i) directly from the Fund, with a minimum initial investment of $25,000, and a minimum subsequent investment of $1,000; and (ii) with a $1,000 minimum initial investment for non-retirement accounts and $500 for retirement accounts, and a minimum subsequent investment of $50 for all account types, by (1) financial intermediaries that have entered into arrangements with MFD to accept orders on behalf of their clients, (2) the fund-of-funds and managed account programs managed by the Trust’s investment adviser, Madison Asset Management, LLC (“Madison”), (3) investment advisory clients of Madison and its affiliates, (4) members of the Board of Trustees of the Trust and any other board of trustees affiliated with Madison, (5) individuals and their immediate family members who are employees, directors or officers of Madison, any subadviser or any service provider of the Trust, (6) any investor who owned Class Y shares of any Madison Mosaic Fund as of April 19, 2013, and (7) any investor who owned shares of the Broadview Opportunity Fund as of August 30, 2019; provided that in all cases, the Trust reserves the right to accept purchase amounts below the stated minimums for certain accounts.

1.5
Class I Shares. Class I shares are sold without the imposition of a sales charge and do not support an asset-based shareholder service or distribution fee. The minimum initial investment for Class I shares is $250,000, with a subsequent minimum investment of $50,000; provided that these minimums may be waived in certain situations. Class I shares are generally available for purchase through participating employee benefit plans, and through certain other accounts registered to trust companies and bank trust departments, and certain eligible qualifying investment product platforms offered by financial intermediaries who have entered into an agreement with the Funds' distributor or Madison. Class I shares offered through such plans, accounts and platforms are generally maintained on the books of the funds at an omnibus level. Investment minimums for any such plans, accounts, and platforms are set by the policies of those offering such shares. Class I shares are also available for purchase by individuals, trusts, affiliated and unaffiliated investment companies, estates, charitable organizations, corporations, endowments, foundations and other investors who purchase shares directly from the Funds with a minimum initial investment amount of $250,000, and a minimum subsequent investment of $50,000, provided that these minimums may be waived in certain situations. The Trust reserves the right to lower the minimum initial investment amount on a case-by-case basis. Class I shares are also available for purchase directly from the funds with no investment minimums to members of the Board of Trustees of Madison Funds and any other board of trustees affiliated with Madison, and individuals and their immediate family members who are employees, directors, or officers of Madison or its affiliates.

1.6
Class R6 Shares. Class R6 shares are sold without the imposition of a sales charge and do not support an asset-based shareholder service or distribution fee. Class R6 shares may be purchased through participating retirement plans and through certain other accounts registered to trust companies and bank trust departments and certain eligible qualifying investment product platforms offered by financial intermediaries under a signed contract with MFD. Class R6 shares offered through such plans, accounts and platforms are generally maintained on the books of the Funds at an omnibus level. Investment minimums for any such plans, accounts, and platforms are set by the policies of those offering such shares.  In addition, corporations, including affiliated and unaffiliated investment companies, and other institutional investors such as trusts, endowments and foundations, can purchase Class R6 shares with a minimum investment of $500,000, and a minimum subsequent investment of $50,000. Class R6 shares are also available for purchase directly from the Funds with no investment minimums to members of the Board of Trustees of Madison Funds and any other board of trustees affiliated with Madison, and individuals and their immediate family members who are employees, directors, or officers of Madison or its affiliates. The Trust reserves the right to lower the minimum initial investment amount on a case-by-case basis. Class R6 shares are not available to retail non-retirement accounts, traditional and Roth individual retirement accounts (IRAs), Coverdell Education Savings Accounts, SEPS, SARSEPs, SIMPLE IRAs or individual 403(b) plans. Class R6 shares are also not available for purchase under circumstances where the Trust’s distributor or investment adviser (and/or an affiliate thereof) is contractually required to pay any commissions, account servicing fees, record keeping fees, sub-transfer agent fees or other asset-based or sales-based fees to a financial intermediary.

1.7
Overall Limits. Notwithstanding the foregoing, the aggregate amounts of any front-end sales charge, any asset-based distribution plan fee and any CDSC imposed by the Trust must comply with the requirements of Section 2830 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”), as amended from time to time, and any other rules or regulations promulgated by FINRA applicable to mutual fund distribution and service fees.

SECTION II
Allocation of Expenses

2.1
Class Distinctions. Class A, Class B, Class C, Class Y, Class I and Class R6 shares each represent interests in the same series of the Trust. All classes of shares are identical in all respects except that: (1) each class may be subject to a distinct distribution and/or service fee (as described above); (2) each class will bear different Class Expenses (as defined below); (3) each class will have exclusive voting rights with respect to matters that exclusively affect that class (such as approval of any Rule 12b-1 plan for such class); and (4) each class will bear a different name or designation.

2.2
Class Expenses. The Board, acting in its sole discretion, has determined that those expenses attributable to the shares of a particular class (“Class Expenses”) will be borne solely by the class to which they are attributable. For example, the asset-based distribution plan fees and the asset-based shareholder service fees of Class B shares are Class Expenses of Class B shares. Class Expenses also include the following as they each relate to a particular class of shares: (1) transfer agency fees; (2) expenses related to preparing, printing, mailing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders; (3) state and federal registration fees; (4) extraordinary expenses such as litigation expenses; (5) trustees’ fees and expenses incurred as a result of issues relating solely to a particular class; (6) accounting, audit and tax expenses; (7) the expenses of administrative personnel and services required to support the shareholders; and (8) fees and other payments made to entities performing services, including account maintenance, dividend, disbursing or sub-accounting services or administration of a dividend reinvestment or systematic investment or withdrawal plan. However, to the extent that allocation of expenses to a particular share class is not practical or would not significantly differ from a pro-rata allocation, such expenses will be allocated as provided in Section 3.1.

SECTION III
Allocation of Trust Income and Expenses

3.1
Allocation of Income and Expenses. All income earned and expenses incurred by the Trust and not allocable to a particular share class are borne on a pro-rata basis by each outstanding share of each class based on the value of the net assets of the Trust attributable to that class as represented by the daily net asset value of shares of that class. On a daily basis, the total interest, dividends or other income accrued and common expenses incurred are multiplied by the ratio of the Fund’s net assets attributable to each class to determine the income and expenses attributable to that class for the day. Expenses properly attributable to each class are recorded separately and charged to that class; net income for each class is then determined for the day and segregated on the Fund’s general ledger. Because of the distribution fee and other Class Expenses borne by Class B and Class C shares, the net income attributable to and the dividends payable on Class B and Class C shares are anticipated to be lower (although it may be higher) than that of the other share classes. Dividends, however, are declared and paid on all classes of shares on the same days and at the same times.

SECTION IV
Conversions

4.1
Conversions. Class B shares contain a conversion feature. On the conversion date occurring after the 85th month of the issuance of a share of Class B shares for purchases before February 28, 2003, and the 97th month of issuance for purchases on or after February 28, 2003, the share automatically converts into a Class A share on the basis of the relative net asset values of the two classes, without the imposition of any sales charge, fee or other charge upon the conversion. After conversion, the converted shares are not subject to any Class B distribution plan fees or CDSC.

All Class B shares in a shareholder’s account that are purchased through the reinvestment of dividends and other distributions paid with respect to Class B shares (and which have not converted to Class A shares) are considered to be held in a separate subaccount. Each time any Class B shares in the shareholder’s account are converted to Class A shares, a pro-rata portion of the Class B shares then in the subaccount are also converted to Class A shares. The portion converting is determined by the ratio that the shareholder’s Class B shares converting to Class A shares bears to the shareholder’s total Class B shares not acquired through dividends and distributions.

In addition to the foregoing, following such date as the Board determines to close Class B shares to new investors, all of the issued and outstanding Class B shares of one or more of the Funds may automatically convert to Class A shares prior to the time frames specified above; provided that the Board, including a majority of the trustees who are not interested persons of the Trust, determines that such early conversion is in the best interests of the affected Fund’s Class B shareholders.

SECTION V
Redemptions

5.1
Redemptions. Redemption requests placed by investors holding shares of Class B as well as either Class A, Class C, Class Y, Class I or Class R6, are satisfied first by redeeming the holder’s Class A, Class C, Class Y, Class I or Class R6 shares, unless the holder has made a specific election to redeem Class B shares. Class B shares will be redeemed with the most aged shares being redeemed first.

SECTION VI
Amendments

6.1
Amendments. This Plan may not be amended to change any material provision unless such amendment is approved by the vote of the majority of the Board, including a majority of the trustees who are not interested persons of the Trust, based on their finding that the amendment is in the best interests of each class individually and the Trust as a whole.

SECTION VII
Recordkeeping

7.1    Recordkeeping. The Trust shall preserve copies of this Plan and any related agreements for a period of not less than six years from the date of this Plan or agreement, the first two years in an easily accessible place.